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                                                                    EXHIBIT 99.1









                      INTEGRATED ELECTRICAL SERVICES, INC.


                          EMPLOYEE STOCK PURCHASE PLAN













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                                TABLE OF CONTENTS


    1    Definitions ...................................     1

    2    Purpose of the Plan ...........................     3

    3    Shares Reserved for the Plan ..................     3

    4    Administration of the Plan ....................     3

    5    Eligibility to Participate in the Plan ........     4

    6    Option Periods ................................     4

    7    Election to Participate in the Plan ...........     4

    8    Payroll Deductions ............................     4

    9    Grant of Options ..............................     5

   10    Exercise of Options ...........................     5

   11    Withdrawal; Termination of Employment .........     6

   12    Transferability ...............................     7

   13    Adjustments Upon Changes in Capitalization ....     7

   14    Amendment of the Plan .........................     7

   15    Termination of the Plan .......................     8

   16    Notices .......................................     8

   17    Stockholder Approval ..........................     8

   18    Conditions Upon Issuance of Shares ............     8







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                      INTEGRATED ELECTRICAL SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         Integrated Electrical Services, Inc. hereby establishes the Integrated Electrical Services, Inc. Employee Stock Purchase Plan (the "Plan"), effective as of April 1, 2000. The terms of the Plan are as set forth below:

         1. Definitions.

         As used in the Plan the following terms shall have the meanings set forth below:

         (a) "Account" means a ledger account established by the Company for a Participant and credited with the Participant's contributions under the Plan.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Committee" means the committee appointed by the Board to administer the Plan.

         (e) "Company" means Integrated Electrical Services, Inc., a Delaware corporation, or any successor.

         (f) "Company Stock" means the common stock, $0.01 par value, of the Company.

         (g) "Continuous Employment" means the absence of any interruption or termination of service as an Eligible Employee. However, Continuous Employment shall not be considered interrupted in the case of an authorized leave of absence, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

         (h) "Eligible Compensation" means, with respect to a Participant, the total W-2 compensation paid to the Participant by the Participating Companies during the Option Period, including any elective salary deferral contributions made therefrom by the Participant pursuant to Code Sections 125, 129 or 401(k), but excluding any severance or retirement pay or similar pay or pay received after the Participant ceases to be an employee.









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         (i) "Eligible Employee" means an employee of the Participating
     Companies who is customarily employed for at least 20 hours per week and more than five months in a calendar year.

         (j) "Enrollment Date" means the first day of each Option Period.

         (k) "Exercise Date" means the last day of each Option Period.

         (l) "Exercise Price" means the price per share of the Company Stock offered in a given Option Period, which shall be 85% of the Fair Market Value of a share of the Company Stock on the Enrollment Date or the Exercise Date for such Option Period, whichever is lower.

         (m) "Fair Market Value" means, with respect to shares of Company Stock, the closing price of a share quoted on the Composite Tape, or if the shares are not listed on the New York Stock Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if the shares are not listed on any such stock exchange, the last sale price, or if none is reported, the highest closing bid quotation on the National Association of Securities Dealers, Inc., Automated Quotations System or any successor system then in use on the applicable date, or if none are available on such day, on the next preceding day for which are available, or if no such quotations are available, the fair market value on the applicable date of a share as determined in good faith by the Board. In the event the shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

         (n) "Option Period" means the period April 1, 2000 through December 31, 2000 and thereafter the calendar year; provided, however, upon termination of the Plan other than on a December 31, the final Option Period shall be the shorter period ending on such termination date.

         (o) "Participant" means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7 below.

         (p) "Participating Companies" means the Company and each present and future Subsidiary which the Committee, in its sole discretion, designates as a Participating Company and which Subsidiary has adopted the Plan.

         (q) "Subsidiary" means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code or any successor thereto, and shall include any limited liability company or partnership which is 100% owned directly or





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     indirectly by the Company and either is disregarded as an entity for federal tax purposes or has elected to be taxed as a corporation.

         2. Purpose of the Plan.

         The purpose of the Plan is to provide an incentive for present and future Eligible Employees of the Participating Companies to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Company Stock. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

         3. Shares Reserved for the Plan.

         There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 1,000,000 shares of Company Stock, subject to adjustment as provided in Section 13 below. Shares of Company Stock subject to the Plan may be newly issued shares, treasury shares, shares purchased in the open market or any combination of the foregoing, as determined by the Board in its discretion. If and to the extent that any option to purchase shares of Company Stock shall not be exercised for any reason or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

         4. Administration of the Plan.

         (a) The Plan shall be administered by a Committee appointed by, and which shall serve at the pleasure of, the Board. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, to correct any defect or rectify any omission in the Plan or to reconcile any inconsistency in the Plan or any option, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

                  (b) The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the Plan.

         (c) All Eligible Employees granted options under the Plan shall have the same rights and privileges; however, the Plan will not fail to satisfy this requirement merely because the amount of Company Stock which may be purchased by any Eligible Employee is determined on the basis of a uniform relationship to the Eligible Compensation of Eligible Employees.








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         (d) All expenses of administering the Plan shall be paid by the
Participating Companies.

         (e) A separate Account will be maintained for each Participant in the Plan. Statements of Accounts will be given to Participants promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share Exercise Price, the number of shares purchased and the remaining cash balance in the Participant's Account, if any.

         5. Eligibility to Participate in the Plan.

         Each Eligible Employee who is employed by a Participating Company on an Enrollment Date and has completed a period of Continuous Employment of at least 90 days as of such Enrollment Date shall be eligible to participate in the Plan for the Option Period beginning on that Enrollment Date subject to the further provisions of the Plan.

         6. Option Periods.

         The Plan shall consist of consecutive Option Periods beginning on the Plan's effective date and continuing until the Plan is terminated.

         7. Election to Participate in the Plan.

         (a) Each Eligible Employee who satisfies the eligibility requirements as of the Enrollment Date for the applicable Option Period may elect to participate in the Plan for such Option Period by completing an enrollment agreement in the form (written or electronic) provided by the Company (or its designee) and filing such enrollment agreement with the Company (or its designee) prior to the applicable Enrollment Date.

         (b) Payroll deductions for a Participant shall commence on the first payroll date following the Participant's Enrollment Date and shall continue until (i) changed or terminated by the Participant as provided below, (ii) the termination of the Plan, or (iii) the Participant ceases to be an Eligible Employee, whichever occurs first.

         (c) A Participant's election shall remain in effect for each successive Option Period unless the Participant changes or terminates such election prior to the beginning of the Option Period in accordance with the procedures established by the Committee.

         8. Payroll Deductions.

         (a) All Participant contributions to the Plan shall be made by payroll deductions only. At the time a Participant files the enrollment agreement with respect to an Option Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Option Period in an amount equal to a designated number of whole dollars per week, but not less than $5.00 per week, in the case of a Participant who is paid weekly, $10 per bi-weekly pay period, in the case




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of a Participant who is paid bi-weekly, or $11.00 per semi-monthly pay period, in the case of a Participant who is paid semi-monthly; provided, however, with respect to a Participant making a minimum contribution each pay period, the last payroll deduction in the Option Period shall be reduced, if and to the extent as necessary, so that the maximum aggregate amount of minimum contributions that may be made for that Option Period is the same for all Participants, whether on a weekly, bi-weekly or semi-monthly pay period. Subject to the limitation set forth in Section 9(b), there shall be no maximum amount of payroll deduction which a Participant may authorize each periodic pay period. Such authorization shall be in writing and on such forms as provided by the Committee.

         (b) All payroll deductions made for a Participant may be deposited in the Company's general corporate account and shall be credited to the Participant's Account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such Account. Pending application of the Accounts, the Company may, but shall not be obligated to, segregate the payroll deductions.

         (c) Except as provided in Section 11, a Participant may not change his current contribution election during an Option Period.

         9.  Grant of Options.

         (a) Subject to the limitations set forth in Sections 3 and 9(b) hereof, each Participant shall be granted an option on the Enrollment Date to purchase on the Exercise Date for such Option Period (at the Exercise Price for such Option Period) a number of whole shares of the Company Stock determined by dividing such Participant's payroll deductions accumulated during the Option Period by the Exercise Price for such Option Period.

         (b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Participant's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         10. Exercise of Options.

         Unless a Participant withdraws or is deemed to have withdrawn from the Plan during an Option Period as provided in Section 11, the Participant's option for the purchase of shares for an Option Period will be exercised automatically on the Exercise Date for such Option Period, and the maximum number of whole shares subject to the option will be purchased for the Participant at






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the applicable Exercise Price with the accumulated payroll deductions then credited to the Participant's Account. The certificates for such purchased shares shall be issued by the Company as soon as reasonably practical following the Exercise Date. Any amounts remaining credited to an Account after being applied as provided in the preceding sentence shall continue to be credited to the Account for the next Option Period, unless the Participant requests in writing the return of such remainder prior to the beginning of such Option Period.

         11. Withdrawal; Termination of Employment.

         (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to the Participant's Account under the Plan at any time prior to an Exercise Date by giving written notice to the Company. All of the Participant's payroll deductions credited to the Participant's Account will be paid to him promptly after receipt of the Participant's notice of withdrawal, the Participant's participation in the Plan will be automatically terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless written notice is delivered to the Company within the enrollment period preceding the commencement of a new Option Period directing the Company to resume payroll deductions and the former Participant is at that time an Eligible Employee.

         (b) In the event a Participant ceases to be an Eligible Employee prior to the Exercise Date of an Option Period for any reason other than retirement on or after reaching age 65, disability under a Company long-term disability plan, Social Security or other determination made by the Committee on a nondiscriminatory basis, or death, the payroll deductions credited to the Participant's Account will be automatically returned to the Participant and the Participant's options to purchase shares under the Plan will be automatically terminated for such Option Period.

         (c) In the event a Participant ceases to be an Eligible Employee during an Option Period due to his retirement on or after reaching age 65, his disability under a Company long-term disability plan, Social Security or other determination made by the Committee on a nondiscriminatory basis, or his death, no further contributions may be made to the Participant's Account, and the balance of his Account at such time shall be applied to exercise his options at the end of that Option Period as provided in Section 10.

         (d) A Participant's withdrawal during an Option Period will not affect the Participant's eligibility to participate in a succeeding Option Period.

         12. Transferability.

         Options to purchase Company Stock granted under the Plan are not transferable by a Participant (other than by will or the laws of descent and distribution) and are exercisable only by the Participant.

         13. Adjustments Upon Changes in Capitalization.





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         (a) If the outstanding shares of Company Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments may be made in the number and/or kind of shares, and the per share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

         (b) In the event of the proposed dissolution or liquidation of the Company, each Option Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the option shall be fully exercisable for a stated period, which shall not be less than 10 days from the date of such notice, and the option will terminate upon the expiration of such period.

         (c) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 13, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 13.

         14. Amendment of the Plan.

         The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, stockholder approval if required.


         15. Termination of the Plan.


         The Plan and all rights of Eligible Employees hereunder shall terminate:

         (a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan; or

         (b) at any time, at the discretion of the Board.




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         In the event that the Plan terminates under circumstances described in
Section 15(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis based on their Account balances and any amounts remaining in their Accounts returned to the Participants.

         16. Notices.

         All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         17. Stockholder Approval.

         The Plan shall be subject to approval by the stockholders of the Company within twelve months after the date the Plan is adopted by the Board. If such stockholder approval is not obtained at the 2000 annual meeting of stockholders of the Company, the Plan shall not become effective.

         18. Conditions Upon Issuance of Shares.

         (a) The Plan, the grant and exercise of options to purchase shares of Company Stock under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. In the event the Company is required to obtain from any commission or agency authority to issue any stock certificate, the inability of the Company to obtain from any such commission or agency authority that counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant, except to return to him the amount of the balance in his account.

         (b) The Company may make such provisions as it deems appropriate for withholding of amounts that the Company determines it is required to withhold pursuant to applicable tax laws in connection with the purchase or sale by a Participant of any Company Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Company Stock to such Participant.






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